The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these Notes until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these Notes and we are not soliciting offers to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion

PRELIMINARY PRICING SUPPLEMENT

Dated October 12, 2023

Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-263376

(To Prospectus dated May 27, 2022

and Product Supplement dated May 27, 2022)

UBS AG $● Barrier Market Linked Notes with Daily Barrier Observation
Linked to the shares of the SPDR® Gold Trust due on or about October 23, 2025

Investment Description

UBS AG Barrier Market Linked Notes with Daily Barrier Observation (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the shares of the SPDR® Gold Trust (the “underlying asset”). We also refer to an exchange-traded fund as an “ETF” herein. The amount you receive at maturity will be based on the performance of the underlying asset over the term of the Notes.

●If a barrier event occurs, meaning that the closing level of the underlying asset on any trading day during the observation period (from but excluding the trade date to and including the final valuation date) is greater than the initial level plus 40.00% of the initial level (the “upper barrier”), UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the conditional return. Your return will be limited to the conditional return of between 16.50% and 18.50% (to be determined on the trade date) if a barrier event occurs.

●If a barrier event does not occur and the final level is greater than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return, equal to the percentage change in the closing level of the underlying asset from the initial level to the final level (the “underlying return’). Because the upper barrier is equal to the initial level plus 40.00% of the initial level, in this scenario the maximum payment at maturity will be $1,400.00 per Note and your return will be limited to the maximum gain of 40.00%.

●If a barrier event does not occur and the final level is equal to or less than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount. In this scenario, you will not receive a positive return on the Notes.

Investing in the Notes involves significant risks. The Notes do not pay interest and your return on the Notes is limited to between 16.50% and 18.50% (to be determined on the trade date) if a barrier event occurs and, otherwise, will not exceed the maximum gain of 40.00%. The repayment of principal applies only if the Notes are held to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Features

❑ Conditional Return if a Barrier Event Occurs — If a barrier event occurs on any trading day during the observation period, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the conditional return.

❑ Exposure to Positive Underlying Return up to the Maximum Gain if a Barrier Event Does Not Occur — If a barrier event does not occur on any trading day during the observation period and the final level is greater than the initial level, UBS will pay you a cash payment per Note at maturity equal to the principal amount plus a return equal to the underlying return, which is the percentage change in the closing level of the underlying asset from the initial level to the final level. Because the upper barrier is equal to the initial level plus 40.00% of the initial level, in this scenario the maximum payment at maturity will be $1,400.00 per Note and your return will be limited to the maximum gain of 40.00%.

❑ Repayment of Principal at Maturity  — If a barrier event does not occur on any trading day during the observation period and the final level is equal to or less than the initial level, UBS will pay you a cash payment per Note equal to the principal amount and you will not receive a positive return on the Notes. Any payment on the Notes, including any repayment of principal, applies only if the Notes are held to maturity and is subject to the creditworthiness of UBS.

Key Dates*

Trade Date**	October 18, 2023
Settlement Date**	October 23, 2023
Final Valuation Date	October 20, 2025
Maturity Date	October 23, 2025

*	Expected. See page 2 for additional details.
**

We expect to deliver the Notes against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three business days (T+ 3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

Notice to investors: the Notes are riskier than conventional debt instruments. The issuer will not make interest payments You should not purchase the Notes if you do not understand or are not comfortable with the significant risks involved in investing in the Notes.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network.

Note Offering

The return on the Notes is subject to, and will not exceed, the maximum payment at maturity per Note, as limited by the upper barrier . The final terms of the Notes will be set on the trade date.

Underlying Asset	Bloomberg Ticker	Initial Level	Upper Barrier	Conditional Return	CUSIP	ISIN
Shares of the SPDR® Gold Trust	GLD	•	The initial level plus 40.00% of the initial level	16.50% - 18.50%	90279WKZ6	US90279WKZ67

The estimated initial value of the Notes as of the trade date is expected to be between $944.00 and $974.00. The range of the estimated initial value of the Notes was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 5 herein.

See “Additional Information About UBS and the Notes” on page ii. The Notes will have the terms set forth in the accompanying product supplement relating to the Notes, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the shares of the SPDR® Gold Trust	$●	$1,000.00	$●	$20.00	$●	$980.00

UBS Financial Services Inc.	UBS Investment Bank

Additional Information About UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”), for the Notes to which this document relates. You should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and the Notes. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “Barrier Market Linked Notes with Daily Barrier Observation” or the “Notes” refer to the Notes that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

If there is any inconsistency between the terms of the Notes described in the accompanying prospectus, the accompanying product supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Notes may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Notes, including the risk of receiving no return on the Notes.

♦You do not seek current income from your investment and are willing to forgo any distributions paid on the underlying asset.

♦You can tolerate fluctuations in the price of the Notes prior maturity that may be similar to or exceed fluctuations in the level of the underlying asset and the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You understand and accept that your return will be limited to the conditional return if a barrier event occurs.

♦You believe that a barrier event will not occur, meaning that the closing level of the underlying asset will not be greater than the upper barrier on any trading day during the observation period.

♦You understand and accept that, if a barrier event does not occur, due to the upper barrier, your potential return is limited to the maximum gain if the final level is greater than the initial level.

♦You are willing to invest in the Notes based on the upper barrier and minimum conditional return specified on the cover hereof (the actual conditional return will be determined on the trade date).

♦You understand and are willing to accept the risks associated with the underlying asset and the assets comprising the underlying asset, which consist primarily of gold (the “underlying constituents”).

♦You are willing to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Notes determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Notes, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Notes may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Notes, including the risk of no return on the Notes.

♦You seek current income from your investment or prefer to receive any distributions paid on the underlying asset.

♦You believe that the closing level of the underlying asset on at least one trading day during the observation period will increase to a closing level that is greater than the upper barrier.

♦You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed fluctuations in the level of the underlying asset or the possibility of losing some or all of your principal amount if you sell the Notes prior to maturity.

♦You do not fully understand or are unwilling to accept that your return will be limited to the conditional return if a barrier event occurs.

♦You do not fully understand or are unwilling to accept that, if a barrier event does not occur, due to the upper barrier, your potential return is limited to the maximum gain if the final level is greater than the initial level.

♦You seek an investment that has unlimited return potential without a cap on appreciation.

♦You are unwilling to invest in the Notes based on the upper barrier or minimum conditional return specified on the cover hereof (the actual conditional return will be determined on the trade date).

♦You do not understand or are not willing to accept the risks associated with the underlying asset or the underlying constituents.

♦You are unable or unwilling to hold the Notes to maturity or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Notes in light of your particular circumstances. You should review “Information About the Underlying Asset” herein for more information on the underlying asset. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Notes.

Preliminary Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Note
Term

Approximately 2 years. In the event that we make any change to the expected trade date and settlement date, the calculation agent may adjust the final valuation date and maturity date to ensure that the stated term of the Notes remains the same.

Underlying Asset	The shares of the SPDR® Gold Trust
Payment at Maturity (per Note)

If a barrier event has occurred, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Conditional Return)

Your return will be limited to the conditional return of between 16.50% and 18.50% (to be determined on the trade date) if a barrier event occurs.

If a barrier event has not occurred and the final level is greater than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Underlying Return)

Because the upper barrier is equal to the initial level plus 40.00% of the initial level, in this scenario the maximum payment at maturity will be $1,400.00 per Note and your return will be limited to the maximum gain of 40.00%.

If a barrier event has not occurred and the final level is equal to or less than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes.

Barrier Event	A barrier event will occur if, on any trading day during the observation period (including the final valuation date), the closing level of the underlying asset is greater than the upper barrier.
Upper Barrier(1)	A level of the underlying asset equal to the initial level plus 40.00% of the initial level.
Conditional Return	Between 16.50% and 18.50%. The actual conditional return will be determined on the trade date.
Maximum Gain	40.00%
Maximum Payment at Maturity (per Note)	$1,400.00
Underlying Return	The quotient, expressed as a percentage, of the following formula: Final Level − Initial Level Initial Level
Initial Level(1)	The closing level of the underlying asset on the trade date.

Final Level(1)	The closing level of the underlying asset on the final valuation date.
Observation Period(2)

Each day from but excluding the trade date to and including the final valuation date. The observation period is a valuation period for purposes of the market disruption event provisions in the accompanying product supplement.

(1) As determined by the calculation agent and as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

(2) Subject to the market disruption event provisions with respect to valuation periods, as set forth in the first paragraph under “General Terms of the Securities ― Market Disruption Events ― For Securities that reference a valuation period” in the accompanying product supplement.

Investment Timeline

Trade Date

The initial level is observed and the final terms of the Notes are set.

Each Trading Day During the Observation Period

The closing level of the underlying asset is observed.

Maturity Date

The final level is observed on the final valuation date and the underlying return is calculated.

If a barrier event has occurred, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Conditional Return)

Your return will be limited to the conditional return of between 16.50% and 18.50% (to be determined on the trade date) if a barrier event occurs.

If a barrier event has not occurred and the final level is greater than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000 × (1 + Underlying Return)

Because the upper barrier is equal to the initial level plus 40.00% of the initial level, in this scenario the maximum payment at maturity will be $1,400.00 per Note and your return will be limited to the maximum gain of 40.00%.

If a barrier event has not occurred and the final level is equal to or less than the initial level, UBS will pay you an amount in cash per Note equal to:

$1,000

In this scenario, you will not receive a positive return on the Notes.

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to a hypothetical investment in the underlying asset. Some of the key risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes.

Risks Relating to Return Characteristics

♦The stated payout from the issuer applies only if you hold your Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment irrespective of the performance of the underlying asset. All payments on the Notes are subject to the creditworthiness of UBS.

♦A barrier event may occur on any trading day during the observation period, in which case your return at maturity will be limited to the conditional return — The Notes are designed for investors who believe that the closing level of the underlying asset will remain equal to or less than the upper barrier on each trading day during the observation period. If, on any trading day during the observation period (including the final valuation date), the closing level of the underlying asset is greater than the upper barrier, then the return on your Notes at maturity will be limited to the conditional return.

♦If a barrier event occurs on any trading day during the observation period, you will receive the principal amount of your Notes plus the conditional return, even if the final level is greater than the initial level and less than the upper barrier — If a barrier event occurs on any trading day during the observation period, you will receive an amount in cash per Note at maturity equal to the principal amount of your Notes plus a return equal to the conditional return, even if the final level is greater than the initial level and less than the upper barrier. Therefore, if a barrier event occurs at any point during the term of the Notes, you will not benefit from any positive underlying return and your return on the Notes will be limited to the conditional return. Your return on the Notes may be less than that of a hypothetical direct investment in the underlying asset or the underlying constituents.

♦Even if a barrier event does not occur, your return at maturity will be limited by the upper barrier — If a barrier event does not occur, because the upper barrier equals the initial level plus 40.00% of the initial level, due to the upper barrier your ability to benefit from any increase in the level of the underlying asset and your potential return is limited to the maximum gain. In this scenario, the payment at maturity per Note will not exceed the maximum payment at maturity. Furthermore, if a barrier event does not occur, unless the final level increases to a level that is at least between 16.50% and 18.50% (to be determined on the trade date) above the initial level, your return on the Notes may be less than the conditional return and could be 0.00%.

♦Your return on the Notes may change significantly despite only a small difference in the underlying return — Your return on the Notes may change significantly despite only a small percentage change in the underlying return. For example, if a barrier event does not occur and the final level is equal to the upper barrier, you would receive a positive return on your Notes that is equal to the maximum gain, whereas a final level that is only slightly higher than the upper barrier would instead result in the occurrence of a barrier event and you would receive a return on your Notes equal to the conditional return. The return on an investment in the Notes in these two scenarios is significantly different despite only a small relative difference in the underlying return.

♦The probability that a barrier event will occur will depend on the volatility of the underlying asset — The economic terms for the Notes, including the conditional return and upper barrier, are based, in part, on the expected volatility of the underlying asset at the time the terms of the Notes are set. “Volatility” refers to the frequency and magnitude of changes in the level of the underlying asset. The greater the expected volatility of the underlying asset as of the trade date, the greater the expectation is as of that date that a barrier event will occur. The volatility of the underlying asset can change significantly over the term of the Notes. The level of the underlying asset could fluctuate sharply, which could result in a barrier event. You should be willing to accept the potential to receive only the conditional return and, otherwise, the potential of receiving a return equal to the underlying return that may be equal to or less than the conditional return or even 0%.

♦No interest payments — UBS will not pay any interest with respect to the Notes.

♦Owning the Notes is not the same as owning the underlying asset or underlying constituents — The return on your Notes may not reflect the return you would realize if you actually owned the underlying asset or underlying constituents. For instance, if a barrier event does not occur and the final level is greater than the initial level, due to the upper barrier you will not benefit from any positive underlying return in excess of the maximum gain. Furthermore, as an owner of the Notes, you will not receive or be entitled to receive any distributions on the underlying asset during the term of the Notes, and any such distributions will not be factored into the calculation of any payments on your Notes. Similarly, you will not have voting rights or any other rights of a holder of the underlying asset.

Risks Relating to Characteristics of the Underlying Asset

♦Market risk — The return on the Notes is directly linked to the performance of the underlying asset and indirectly linked to the value of the underlying constituents. The level of the underlying asset can rise or fall sharply due to factors specific to the underlying asset or the underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, such as the supply and demand for gold, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying asset issuer or the market value of gold and, therefore, the underlying asset. You, as an investor in the Notes, should conduct your own investigation into the sponsor of the underlying asset (the “underlying asset issuer”) and the underlying asset for your Notes. For additional information regarding the underlying asset and the underlying asset issuer, please see “Information About the Underlying Asset” herein and the underlying asset issuer's SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the underlying asset issuer with the SEC.

♦There can be no assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether the level of the underlying asset will rise or fall and there can be no assurance that a barrier event will not occur. Even if a barrier event does not occur, there can be no assurance that the underlying return will result in a positive return on the Notes. The level of the underlying asset will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituents. You should be willing to accept the risks of owning equities in general and the underlying asset in particular.

♦The value of the SPDR® Gold Trust is not necessarily representative of the gold industry and may not track the value of its constituents — — The performance of the SPDR® Gold Trust may not fully replicate the performance of the price of gold due to the fees and expenses charged by such ETF or by restrictions on access to gold or due to other circumstances. Such ETF does not generate any income and, because such ETF regularly sells gold to pay for its ongoing expenses, the amount of gold represented by such ETF has gradually declined over time. Such ETF sells gold to pay expenses on an ongoing basis irrespective of whether the trading price of such ETF rises or falls in response to changes in the price of gold. The sale of such ETF's gold to pay expenses at a time of low gold prices could adversely affect the value of such ETF. Additionally, there is a risk that part or all of such ETF's gold could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise. Although the trading characteristics and valuations of an ETF will usually mirror the characteristics and valuations of its constituents, the price of an ETF may not completely track the value of its constituents. The price of the SPDR® Gold Trust will reflect transaction costs and fees. In addition, although an ETF may be currently listed for trading on an exchange, there is no assurance that an active trading market will continue for an ETF or that there will be liquidity in the trading market.

♦Fluctuation of NAV — The net asset value (the “NAV”) of an ETF may fluctuate with changes in the market value of its underlying constituents. The market prices of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of an ETF may differ from its NAV per share; an ETF may trade at, above or below its NAV per share, meaning the level of the underlying asset may not reflect its NAV.

♦The SPDR® Gold Trust holds only a single commodity and its performance may be more volatile than that of an ETF with more diversified holdings — The SPDR® Gold Trust is an ETF that holds only a single commodity. Such ETF's holdings lack diversification and do not have the benefit of other offsetting components that may increase when other components are decreasing. Because such ETF holds only a single commodity, the performance of such ETF may be more volatile than that of an ETF that holds multiple commodities or a broad -based commodity index, and the price of the constituents of such ETF may not correlate with, and may diverge significantly from, the prices of commodities generally.

♦Risks in securities relating to commodities trading on the London Bullion Market Association — The value of the SPDR® Gold Trust is closely related to the price of gold. Gold is traded on the London Bullion Market Association (“LBMA”). The LBMA is a self-regulated association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LBMA price fixings as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA, which would otherwise restrict fluctuations in the prices of commodities trading on the LBMA. In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

♦There is no affiliation between the underlying asset issuer and UBS, and UBS is not responsible for any disclosure by such issuer — We are not affiliated with the underlying asset issuer. We and our affiliates may currently, or from time to time in the future engage in business with the underlying asset issuer. However, we are not affiliated with the underlying asset issuer and are not responsible for such issuer's public disclosure of information, whether contained in SEC filings or otherwise. You, as an investor in the Notes, should conduct your own investigation into the underlying asset, underlying constituents and the underlying asset issuer. The underlying asset issuer is not involved in the Notes offered hereby in any way and has no obligation of any sort with respect to your Notes. The underlying asset issuer has no obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of, or return on, your Notes.

Estimated Value Considerations.

♦The issue price you pay for the Notes will exceed their estimated initial value — The issue price you pay for the Notes will exceed their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and projected profits. As of the close of the relevant markets on the trade date, we will determine the estimated initial value of the Notes by reference to our internal pricing models and it will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the Notes incorporate certain variables, including the level and volatility of the underlying asset and underlying constituents, any expected distributions on the underlying asset, prevailing interest rates, the term of the Notes and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance costs, projected profits and the difference in rates will reduce the economic value of the Notes to you. Due to these factors, the estimated initial value of the Notes as of the trade date will be less than the issue price you pay for the Notes.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Notes in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Notes at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Asset — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Notes in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Notes determined by reference to our internal pricing models. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Notes as of the trade date — We may determine the economic terms of the Notes, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Notes cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Notes as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Notes.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Notes — The Notes will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Notes and may stop making a market at any time. If you are able to sell your Notes prior to maturity, you may have to sell them at a substantial loss. The estimated initial value of the Notes does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Notes in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Notes in the secondary market (if any) may be greater than UBS’ valuation of the Notes at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Notes, UBS Securities LLC or its affiliates may offer to buy or sell such Notes at a price that exceeds (i) our valuation of the Notes at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Notes following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Notes, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Notes. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Financial Services Inc. and UBS Securities LLC reflect this temporary positive differential on their customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Notes prior to maturity — Because structured notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity. These factors include the level of the underlying asset and the underlying constituents; the volatility of the underlying asset and the underlying constituents; any expected distributions on the underlying asset; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Notes and the other factors discussed under” —Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Notes in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the asset or any underlying constituents, as applicable, listed and/or over-the-counter options, futures, exchange traded funds or other instruments with returns linked to the performance of the underlying asset or any underlying constituent, as applicable, may adversely affect the level of the underlying asset and, therefore, the market value of, and the return on, the Notes.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with the underlying asset issuer, which may present a conflict between the interests of UBS and you, as a holder of the Notes. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Notes based on observed levels of the underlying asset over the term of the Notes and can postpone the determination of the terms of the Notes, if a market disruption event occurs and is continuing on the trade date and the closing level on any trading day during the observation period (including the final valuation date). As UBS determines the economic terms of the Notes, including the conditional return and upper barrier, and such terms include the underwriting discount, hedging costs, issuance costs and projected profits, the Notes represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments.

♦Following certain events, the calculation agent can make adjustments to the underlying asset and the terms of the Notes that may adversely affect the market value of, and return on, the Notes — Following certain events affecting the underlying asset, the calculation agent may make adjustments to the initial level, upper barrier and/or final level, as applicable, and any other term of the Notes and, in some instances, may replace such underlying asset. However, the calculation agent will not make an adjustment in response to every event that could affect the underlying asset. If an event occurs that does not require the calculation agent to make an adjustment, the market value of, and return on, the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made by the calculation agent. You should be aware that the calculation agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in the accompanying product supplement or herein as necessary to achieve an equitable result. Following certain events relating to the underlying, such as its discontinuance, a delisting or suspension of trading, or a material modification, the return on the Notes may be based on a share of another ETF, on a basket of securities, futures contracts, commodities and/or other assets that the calculation agent determines is comparable to the affected ETF’s underlying constituents or on an alternative calculation of such ETF. The occurrence of any such event and the consequent adjustments may materially and adversely affect the value of, and return on, the Notes. For more information, see the sections “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset”, “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Delisting of, Suspension of Trading in, or Change in Law Affecting, an Underlying Equity” in the accompanying product supplement.

♦Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay a total underwriting compensation in an amount equal to the underwriting discount listed on the cover hereof per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Notes in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying asset.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Notes. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose all of your initial investment.

♦The Notes are not bank deposits — An investment in the Notes carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Notes have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Notes and/or the ability of UBS to make payments thereunder — The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Notes) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the Notes, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Notes. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the Notes) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the Notes will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the Notes. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the Notes, the price or value of their investment in the Notes and/or the ability of UBS to satisfy its obligations under the Notes and could lead to holders losing some or all of their investment in the Notes. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Notes or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and read the sections “What Are the Tax Consequences of the Notes?” herein and “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement.

Hypothetical Examples and Return Table of the Notes at Maturity

The below examples and table are based on hypothetical terms. The actual terms will be set on the trade date and will be indicated on the cover of the final pricing supplement.

The examples and table below illustrate the payment at maturity for a $1,000 Note on a hypothetical offering of the Notes, with the following assumptions (amounts may have been rounded for ease of reference):

Term:	Approximately 2 years
Initial Level:	$200.00
Conditional Return:	16.50%
Maximum Gain:	40.00%
Upper Barrier:	$280.00 (equal to initial level plus 40.00% of the initial level)
Maximum Payment Amount (per Note):	$1,400.00 per Note

Example 1 — A barrier event occurs during the observation period and the final level is $280.00 resulting in an underlying return of 40%.

Because a barrier event occurs, meaning that on at least one trading day during the observation period the closing level of the underlying asset is greater than the upper barrier, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the conditional return, calculated as follows:

$1,000 × (1 + 16.50%)

= $1,165.00 per Note (a total return of 16.50%).

In this scenario, although the level of the underlying asset has appreciated from the initial level to the final level and the final level is equal to or less than the upper barrier, you will not benefit from any appreciation in the level of the underlying asset and your return is limited to the conditional return.

Example 2 — A barrier event does not occur during the observation period and the final level is $230.00 resulting in an underlying return of 15.00%.

Because a barrier event does not occur and the final level is greater than the initial level, UBS will pay you an amount in cash per Note at maturity equal to the principal amount plus a return equal to the underlying return, calculated as follows:

$1,000 × (1 + 15.00%)

= $1,150.00 per Note (a total return of 15.00%).

In this scenario, because a barrier event does not occur and the underlying return is less than the conditional return, your return is less than it would have been if a barrier event occurred.

Example 3 — A barrier event does not occur during the observation period and the final level is $199.00 resulting in an underlying return is
-0.50%.

Because a barrier event does not occur and the final level is equal to or less than the initial level UBS will pay you an amount in cash per Note at maturity equal to the principal amount (a total return of 0.00%).

In this scenario, because a barrier event does not occur and the final level is less than the initial level, you will not receive a positive return on the Notes and your return is less than it would have been if a barrier event occurred.

Table 1: A barrier event occurs during the observation period.

Underlying Return	Payment at Maturity	Total Return per Note at Maturity
40.00%	$1,165.00	16.50%
30.00%	$1,165.00	16.50%
20.00%	$1,165.00	16.50%
10.00%	$1,165.00	16.50%
5.00%	$1,165.00	16.50%
0.00%	$1,165.00	16.50%
-5.00%	$1,165.00	16.50%
-10.00%	$1,165.00	16.50%
-20.00%	$1,165.00	16.50%
-30.00%	$1,165.00	16.50%
-40.00%	$1,165.00	16.50%
-50.00%	$1,165.00	16.50%
-60.00%	$1,165.00	16.50%
-70.00%	$1,165.00	16.50%
-80.00%	$1,165.00	16.50%
-90.00%	$1,165.00	16.50%
-100.00%	$1,165.00	16.50%

Table 2: A barrier event does not occur during the observation period.

Underlying Return	Payment at Maturity	Total Return per Note at Maturity
40.00%	$1,400.00	40.00%
30.00%	$1,300.00	30.00%
20.00%	$1,200.00	20.00%
16.50%	$1,165.00	16.50%
15.00%	$1,150.00	15.00%
10.00%	$1,100.00	10.00%
5.00%	$1,050.00	5.00%
0.50%	$1,005.00	0.50%
0.00%	$1,000.00	0.00%
-0.50%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$1,000.00	0.00%

Investing in the Notes involves significant risks. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Notes and you could lose all of your initial investment.

Information About the Underlying Asset

All disclosures contained in this document regarding the underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset. You should make your own investigation into the underlying asset.

Included below is a brief description of the underlying asset. This information has been obtained from publicly available sources. Set forth below is a graph that illustrates the past performance for the underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of the underlying asset as an indication of future performance.

The underlying asset is registered under the Securities Act of 1933, the Securities Exchange Act of 1934 and/or the Investment Company Act of 1940, each as amended. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the underlying asset issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by each underlying asset issuer can be located by reference to its SEC file number provided below.

SPDR® Gold Trust

We have derived all information contained herein regarding the SPDR® Gold Trust (the “GLD Trust”) from publicly available information. Such information reflects the policies of, and is subject to changes by, the sponsor of the GLD Trust, World Gold Trust Services, LLC (the “sponsor” or its “investment adviser”), the trustee of the GLD Trust, BNY Mellon Asset Servicing, a division of The Bank of New York Mellon (the “trustee”), and the custodian of the GLD Trust, HSBC Bank plc (the “custodian”).

The GLD Trust is an investment trust that seeks to reflect generally, before fees and expenses, the performance of the price of gold bullion, and the assets of the GLD Trust consist primarily of gold held by the custodian on behalf of the GLD Trust. The GLD Trust holds gold bars, issues shares representing units of fractional undivided beneficial interest in the assets of the GLD Trust in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The GLD Trust issues shares only in baskets of 100,000 shares or integral multiples thereof. The GLD Trust’s gold is valued on the basis of each day’s announced LBMA Gold Price PM, which is the day’s afternoon price per troy ounce, in U.S. dollars, of gold for delivery in London through a member of the London Bullion Market Association (“LBMA”) authorized to effect such delivery, as calculated and administered by independent service provider(s) following an electronic auction, pursuant to an agreement with the LBMA.

Select information regarding the GLD Trust’s expense ratio and its holdings may be made available on the GLD Trust’s website. Expenses of the GLD Trust reduce the net asset value of the assets held by the GLD Trust and, therefore, reduce the value of the shares of the GLD Trust.

Shares of the GLD Trust are listed on the NYSE Arca under the ticker symbol “GLD”.

Information from outside sources including, but not limited to, the prospectus relating to the GLD Trust and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. We have not undertaken an independent review or due diligence of any publicly available information with respect to the GLD Trust.

Information filed by the GLD Trust can be found by reference to its SEC file numbers: 001-32356, 333-248099, 333-180974 and 333-238478 or its CIK Code: 0001222333.

Historical Information

The graph below illustrates the performance of the underlying asset from January 1, 2013 through October 11, 2023, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of the underlying asset on October 11, 2023 was $173.79 (the “hypothetical initial level”). The dotted lines respectively represent a hypothetical initial level of $173.79 and a hypothetical upper barrier of $243.31, which is equal to the hypothetical initial level plus 40.00% of the hypothetical initial level. The actual initial level and upper barrier will be determined on the trade date. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Notes.

What Are the Tax Consequences of the Notes?

The U.S. federal income tax consequences of your investment in the Notes are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.

Additionally, the discussion herein and in the accompanying product supplement does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

U.S. Tax Treatment. Your Notes should be treated as contingent payment debt instruments (“CPDI”) subject to taxation under the “noncontingent bond method”. If your Notes are so treated, you should generally, for each accrual period, accrue original issue discount (“OID”) equal to the product of (i) the “comparable yield” (adjusted for the length of the accrual period) and (ii) the “adjusted issue price” of the Notes at the beginning of the accrual period. This amount is ratably allocated to each day in the accrual period and is includible as ordinary interest income by a U.S. holder for each day in the accrual period on which the U.S. holder holds the CPDI, whether or not the amount of any payment is fixed or determinable in the taxable year. Thus, the noncontingent bond method will result in recognition of income prior to the receipt of cash.

In general, the comparable yield of a CPDI is equal to the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the CPDI, including the level of subordination, term, timing of payments, and general market conditions. In general, because similar fixed rate debt instruments issued by us are traded at a price that reflects a spread above a benchmark rate, the comparable yield is the sum of the benchmark rate on the issue date and the spread.

As the Notes have only a single contingent payment at maturity, the adjusted issue price of each Note at the beginning of each accrual period is equal to the issue price of the Note plus the amount of OID previously includible in the gross income of the U.S. holder in respect of prior accrual periods.

In addition to the determination of a comparable yield, the noncontingent bond method requires the construction of a projected payment schedule. The projected payment schedule includes the projected amounts for each contingent payment to be made under the CPDI that are adjusted to produce the comparable yield. We have determined that the comparable yield for the Notes is equal to [●]% per annum, compounded semi-annually, with a projected payment at maturity of $[●] based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a Note until maturity and you calculate your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary interest income from the Note, not taking into account any positive or negative adjustments you may be required to take into account based on actual payments on such Note:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 Note)	Total Interest Deemed to Have Accrued From Original Issue Date (per $1,000 Note) as of End of Accrual Period
Issue Date through December 31, 2023	$[●]	$[●]
January 1, 2024 through December 31, 2024	$[●]	$[●]
January 1, 2025 through Maturity Date	$[●]	$[●]

A U.S. holder of the Notes is required to use our projected payment schedule to determine its interest accruals and adjustments, unless such holder determines that our projected payment schedule is unreasonable, in which case such holder must disclose its own projected payment schedule in connection with its U.S. federal income tax return and the reason(s) why it is not using our projected payment schedule. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual contingent amount, if any, that we will pay on a Note.

If the actual amounts of contingent payments are different from the amounts reflected in the projected payment schedule, a U.S. holder is required to make adjustments in its OID accruals under the noncontingent bond method described above when those amounts are paid. Accordingly, an adjustment arising from the contingent payment made at maturity that is greater than the assumed amount of such payment is referred to as a “positive adjustment”; such adjustment arising from the contingent payment at maturity that is less than the assumed amount of such payment is referred to as a “negative adjustment”. Any positive adjustment for a taxable year is treated as additional OID income of the U.S. holder. Any net negative adjustment reduces any OID on the Note for the taxable year that would otherwise accrue. Any excess is then treated as a current-year ordinary loss to the U.S. holder to the extent of OID accrued in prior years. If a barrier event occurs during the observation period more than six months prior to the maturity date, then an adjustment, which may be positive or negative, will be required upon the occurrence of such barrier event. Subsequently, you should be required to accrue income based on the adjusted issue price and the known amounts to be paid at maturity. You should consult your tax advisor concerning such adjustments and subsequent accruals upon the occurrence of a barrier event during the observation period.

In general, a U.S. holder’s basis in a CPDI is increased by the projected contingent payments accrued by such holder under the projected payment schedule (as determined without regard to adjustments made to reflect differences between actual and projected payments) and the projected amount of any contingent payments previously made. Gain on the taxable disposition of a CPDI generally is treated as ordinary income. Loss, on the other hand, is treated as ordinary loss only to the extent of the U.S. holder’s prior net OID inclusions (i.e., reduced by the total net negative adjustments previously allowed to the U.S. holder as an ordinary loss) and capital loss to the extent in excess thereof. However, the deductibility of a capital loss realized on the taxable disposition of a Note is subject to limitations. Under the rules governing CPDI, special rules would apply to a person who purchases Notes at a price other than the adjusted issue price as determined for tax purposes.

A U.S. holder that purchases a Note for an amount other than the public offering price of the Note will be required to adjust its OID inclusions to account for the difference. These adjustments will affect the U.S. holder’s basis in the Note. Reports to U.S. holders may not include these adjustments. U.S. holders that purchase Notes at other than the issue price to public should consult their tax advisors regarding these adjustments. Investors should consult their tax advisors with respect to the application of the CPDI provisions to the Notes.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above.

Alternative Characterizations. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above. In particular, the IRS might assert that the Notes should be treated as deemed to be redeemed and reissued on any rebalancing of the underlying asset or rollover of, or change to, the underlying constituents, or that OID accruals should be calculated using a different maturity date including due to certain early redemptions.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax. Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Subject to “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your foreign status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Gain from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S. -source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.

As mentioned above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws, including the portfolio interest rule, to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We will agree to sell to UBS Securities LLC and UBS Securities LLC will agree to purchase, all of the Notes at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC will agree to resell all of the Notes to UBS Financial Services Inc. at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Notes in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Notes at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Notes immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Notes as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Notes and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Notes, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Notes in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Investment Description	i
Features	i
Key Dates	i
Note Offering	i
Additional Information About UBS and the Notes	ii
Investor Suitability	1
Preliminary Terms	2
Investment Timeline	3
Key Risks	4
Hypothetical Examples and Return Table of the Notes at
Maturity	9
Information About the Underlying Asset	11
What Are the Tax Consequences of the Notes?	13
Supplemental Plan of Distribution (Conflicts of Interest);
Secondary Markets (if any)	15

Product Supplement
Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-2
Coupons	PS-2
Early Redemption	PS-3
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-4
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-7
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-8
Risk Factors	PS-9
General Terms of the Securities	PS-26
Use of Proceeds and Hedging	PS-52
Material U.S. Federal Income Tax Consequences	PS-53
Certain ERISA Considerations	PS-76
Supplemental Plan of Distribution (Conflicts of Interest)	PS-77

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	4
Where You Can Find More Information	5
Presentation of Financial Information	6
Limitations on Enforcement of U.S. Laws Against UBS AG, Its Management and Others	6
UBS	6
Swiss Regulatory Powers	9
Use of Proceeds	10
Description of Debt Securities We May Offer	10
Description of Warrants We May Offer	31
Legal Ownership and Book-Entry Issuance	47
Considerations Relating to Indexed Securities	52
Considerations Relating to Floating Rate Securities	55
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	57
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	73
Validity of the Securities	76
Experts	76

$•

UBS AG

Barrier Market Linked Notes
with Daily Barrier Observation

due on or about October 23, 2025

Preliminary Pricing Supplement dated October 12, 2023

(To Product Supplement dated May 27, 2022

and Prospectus dated May 27, 2022)

UBS Investment Bank

UBS Financial Services Inc.